December 6, 1996

Cypros Pharmaceutical Corporation
2714 Loker Avenue West
Carlsbad, California 92008

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cypros Pharmaceutical Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offer and sale of up to an aggregate of 750,000 shares of the Company's Common Stock, no par value, by certain shareholders, in connection with the resale of 700,000 shares of the Company's Common Stock (the "Converted Shares") issuable upon conversion of a Convertible Note due and payable as of July 31, 1999 (the "Note") and 50,000 shares of the Company's Common Stock (the "Warrant Shares") issuable upon exercise of a Warrant to Purchase Common Stock dated as of February 2, 1996 (the "Warrant").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Restated Articles of
Incorporation, as amended, your Bylaws, as amended, the Warrant, the Note, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Converted Shares, when sold and issued in accordance with the Note, and that the Warrant Shares, when sold and issued in accordance with the Warrant, will be validly issued, fully paid, and nonassessable.








Cypros Pharmaceutical Corporation
December 6, 1996
Page Two



We  consent to the reference to our firm under the caption "Legal
Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP
(Signature)
M. Wainwright Fishburn, Jr.